Exhibit 99.1

NEWS RELEASE

FOR MORE INFORMATION:	Company Contact:

Jill C. Blumhoff

Chief Financial Officer

Phone: 765.497.8381

jblumhoff@inotivco.com

BASi Closes Fiscal 2019 with Strong Fourth Quarter

WEST LAFAYETTE, IN, December 23, 2019 -- Bioanalytical Systems, Inc. (NASDAQ:BASI) (“BASi”, the “Company”, “We” or “Our”) doing business as Inotiv, a leading provider of nonclinical and analytical contract research services, today announced financial results for the three and twelve months ended September 30, 2019.

Robert Leasure, Jr., BASi’s President and Chief Executive Officer commented “In the fourth Quarter of 2019 we have started to see the financial results of many of the improvements and aquisitions over the last 18 months. In fiscal 2019, we continued the integration of the Seventh Wave acquisition, completed in July 2018, and completed the acquisition of Smithers Avanza’s toxicology facility in Gaithersburg, Maryland, in May 2019. We have been able to take advantage of increases in capacity and broadened scientific expertise acquired to reach additional clients. The Evansville new building expansion and facility improvements are substantially complete and are expected to be available for operations the second half of fiscal 2020. In recent weeks, we finalized the acquisition of Pre-Clinical Research Services, Inc., further adding to our capabilities and strong scientific expertise. We have also seen improvements and internal growth in developing our Discovery and DMPK business models. We obtained funding to support our acquisitions, expansion, and other improvements to our facilities and equipment. We have been able to recruit and retain a significant group of talented people. We continue to invest in further integrating our laboratories in our effort to develop existing facilities and services into “Centers of Excellence” in order to distinguish our services within the industry, and will continue to evaluate additional opportunities for internal and external growth. We have also invested in developing improved internal systems. Our services backlog and quoting activities are growing as a result of the acquisitions and investments in sales and marketing, including our recent launch of our new brand, “Inotiv,” and our unwavering focus on the customer experience.”

Mr. Leasure further commented, “ We saw revenue growth of 36.1% compared to the third quarter of 2019 and overall revenue growth of 65.6% compared to fiscal 2018, including growth attributable to internal growth and our acquisitions. We reported net income of nearly $290,000 in the fourth quarter as compared to a net loss in each prior quarter of fiscal 2019. The fourth quarter of 2019 did include $174,000 in acquisition related expenses. Adjusted EBITDA for the fourth quarter of fiscal 2019 amounted to $1,425,000, compared to Adjusted EBITDA for the fourth quarter of fiscal 2018 of $1,029,000.”

“I am very proud of our team, what we have accomplished and what we are building. We have much more we can accomplish in the years ahead. The transactions, facility improvements and focus on recruiting talented people in 2019 were part of a strategic, focused plan. We believe many of these investments should allow us to provide enhanced service offerings and sustained growth into 2020. Together, we continue to build a bright future.” Mr. Leasure concluded.

Fourth Quarter Results

For the quarter, revenue amounted to $14,786,000, a 64.5% increase from $8,986,000 in the fourth quarter of fiscal 2018. Revenue growth was driven by the incremental sales associated with the Seventh Wave and Smithers Avanza acquisitions, plus increased organic sales in the Services segment.

Net income for the fourth quarter of fiscal 2019 amounted to $290,000, or $0.03 per diluted share, compared to a net loss of $200,000, or $0.02 per diluted share for the fourth quarter of fiscal 2018.

Net income and earnings per share were impacted by, among other factors, the increase in revenues and acquisition-related and integration-related costs, as well as higher sales and marketing expenses and bringing on board additional employees. The higher sales and marketing expenses are driven by our focus on promoting our combined brand and revenue growth.

Adjusted EBITDA for the fourth quarter of fiscal 2019 amounted to $1,430,000, compared to Adjusted EBITDA for the fourth quarter of fiscal 2018 of $1,029,000.

Fourth Quarter Segment Results

Service revenue for the fourth quarter of fiscal 2019 increased 68.3% to $13,493,000 compared to $8,019,000 for the same period in fiscal 2018. Nonclinical services revenues increased nearly $4,943,000 in the fourth quarter of fiscal 2019. Included in the growth was $2,846,000 of revenue related to the acquisition of Smithers Avanza. Bioanalytical analysis and other laboratory revenues also increased by $269,000 and $263,000, respectively, in the fourth quarter of fiscal 2019.

Cost of Service revenue as a percentage of Service revenue increased slightly to 67.8% during the fourth quarter of fiscal 2019 from 65.9% in the comparable period in fiscal 2018. The principal cause of this increase was the mix of service revenues favoring nonclinical revenues versus bioanalytical service revenues.

Sales in our Products segment increased in the fourth quarter of fiscal 2019 from $967,000 to $1,293,000 when compared to the same period in the prior fiscal year.

Cost of Products revenue as a percentage of Products revenue in the fourth quarter of fiscal 2019 increased to 63.7% from 54.9% in the comparable prior-year period mainly due to the mix of products sold and the increased cost of a few raw materials.

Fiscal Year Results

For fiscal 2019, revenue amounted to $43,616,000, a 65.6% increase from $26,346,000 in fiscal 2018. Revenue growth was driven by incremental sales associated with the Seventh Wave and Smithers Avanza acquisitions in addition to increases in existing services. In addition there were increased sales in the Products segments.

Net loss for fiscal 2019 amounted to $790,000, or $0.08 per diluted share, compared to net loss of $194,000, or $0.02 per diluted share for fiscal 2018.

Despite the increase in revenues, net loss was impacted by, among other factors, acquisition and integration related costs, recruiting and bringing on board additional people, as well as increased sales and marketing expenses.

Adjusted EBITDA for fiscal 2019 amounted to $3,375,000, compared to Adjusted EBITDA for fiscal 2018 of $2,424,000.

Fiscal Year Segment Results

Service revenue for fiscal 2019 increased 74.0% to $39,048,000 compared to $22,440,000 for fiscal 2018. Nonclinical services revenues increased $14,378,000 in fiscal 2019 due to additional revenues attributable to the full-year performance of Seventh Wave Laboratories and the revenues attributable to the Smithers Avanza acquisition of $7,060,000 and $4,267,000, respectively, as well as an overall increase in the number of studies compared to the prior year period. Bioanalytical analysis revenues increased by $2,137,000 in fiscal 2019, both from additional revenues attributable to the full-year performance of the Seventh Wave Laboratories acquisition of $1,889,000 and from an increase in samples received and analyzed.

Cost of Service revenue as a percentage of Service revenue remained flat at 70.9% during fiscal 2019 as compared to fiscal 2018.

Sales in our Products segment increased 16.9% in fiscal 2019 from $3,906,000 to $4,568,000 when compared to the prior fiscal year.

Cost of Products revenue as a percentage of Products revenue in fiscal 2019 increased to 65.5% from 59.5% in fiscal 2018. This increase is mainly due to higher material costs and during fiscal 2019.

Cash Provided by Operating Activities

Cash provided by operating activities was $1,777,000 for fiscal 2019 compared to $3,487,000 for fiscal 2018.

As of September 30, 2019, the Company had $606,000 in cash and cash equivalents, a $1,063,000 balance on its general line of credit, a $3,158,000 balance on its $4,445,000 construction line of credit, a $1,143,000 balance on its $1,429,250 equipment line of credit and a $655,000 balance on its capex line of credit. During fiscal 2019, cash from operations, cash on hand and financing activities funded capital expenditures of approximately $6,878,000 for the expansion of our Evansville facility in addition to laboratory equipment and building improvements as well as computer equipment and software.

Acquisition

On December 1, 2019, the Company acquired from Pre-Clinical Research Services, Inc. (“Seller”) substantially all of the assets used by the Seller in connection with the performance of surgical and medical device in-vivo mammalian toxicology CRO services. The Company also purchased a building and real estate in Fort Collins used in the Seller’s business. The consideration for the acquisition consisted of $1,500,000 in cash, subject to certain adjustments, 240,000 of the Company’s common shares and an unsecured promissory note in the initial principal amount of $800,000 and the consideration for the related building and real estate amounted to $2,500,000. The Company funded the cash portion of the purchase price for the acquisition with cash on hand and the net proceeds from the refinancing of its credit arrangements with First Internet Bank.

Non-GAAP to GAAP Reconciliation

This press release contains financial measures that are not calculated in accordance with generally accepted accounting principles in the United States (GAAP). The non-GAAP financial measures are Adjusted EBITDA for the three and twelve month periods ended September 30, 2019 and 2018. Adjusted EBITDA as reported herein refers to a financial performance measure that excludes from net income (loss) income statement line items interest expense and income taxes (benefit) expense, as well as non-cash charges for depreciation and amortization, stock option (benefit) expense and non-recurring acquisition and integration costs.

The non-GAAP financial information should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP. Management, however, believes that Adjusted EBITDA, when used in conjunction with the results presented in accordance with GAAP, may provide a more complete understanding of the Company's results and may facilitate a fuller analysis of the Company's results, particularly in evaluating performance from one period to another.

Management has chosen to provide this supplemental information to investors, analysts, and other interested parties to enable them to perform additional analyses of our results and to illustrate our results giving effect to the non-GAAP adjustments shown in the reconciliation. Management strongly encourages investors to review the Company's consolidated financial statements and publicly filed reports in their entirety and cautions investors that the non-GAAP measures used by the Company may differ from similar measures used by other companies, even when similar terms are used to identify such measures.

About Bioanalytical Systems, Inc., operating as Inotiv

BASi, operating as Inotiv, is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. BASi’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com  for more information about BASi, operating as Inotiv.

This release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, and various market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

(SEE BELOW FOR CONDENSED CONSOLIDATED FINANCIAL STATEMENTS)

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE INCOME (LOSS)

(In thousands, except per share amounts)

	Three Months Ended September 30,		Fiscal Year Ended September 30,
	2019	2018	2019	2018
	(Unaudited)

Service revenue	$13,493	$8,019	$39,048	$22,440
Product revenue	1,293	967	4,568	3,906
Total revenue	14,786	8,986	43,616	26,346

Cost of service revenue	9,152	5,285	27,704	15,904
Cost of product revenue	823	531	2,991	2,326
Total cost of revenue	9,975	5,816	30,695	18,230

Gross profit	4,811	3,170	12,921	8,116
Operating expenses:
Selling	876	624	2,914	1,541
Research and development	230	166	627	596
General and administrative	3,201	2,455	9,533	5,965
Total operating expenses	4,307	3,245	13,074	8,102

Operating income (loss)	504	(75)	(153)	14

Interest expense	(216)	(125)	(642)	(274)
Other income	4	1	9	6
Net income (loss) before income taxes	292	(199)	(786)	(254)

Income taxes (benefit) expense	2	1	4	(60)

Net income (loss)	$290	$(200)	$(790)	$(194)

Comprehensive income (loss)	$290	$(200)	$(790)	$(194)

Basic net income (loss) per share	$0.03	$(0.02)	$(0.08)	$(0.02)
Diluted net income (loss) per share	$0.03	$(0.02)	$(0.08)	$(0.02)

Weighted common shares outstanding:
Basic	10,503	10,229	10,383	8,771
Diluted	10,647	10,229	10,383	8,771

BIOANALYTICAL SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

	September 30, 2019	September 30, 2018
Assets
Current assets:
Cash and cash equivalents	$606	$773
Accounts receivable
Trade, net of allowance of $1,770 at September 30, 2019 and $1,948 at September 30, 2018	7,178	4,128
Unbilled revenues and other	2,342	1,012
Inventories, net	1,095	1,182
Prepaid expenses	1,200	966
Total current assets	12,421	8,061

Property and equipment, net	22,828	16,610
Goodwill	3,617	3,072
Other intangible assets, net	2,874	3,318
Lease rent receivable	130	115
Deferred tax asset	31	62
Other assets	79	30

Total assets	$41,980	$31,268

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$4,941	$3,192
Restructuring liability	349	1,117
Accrued expenses	2,620	1,571
Customer advances	6,726	4,925
Revolving line of credit	1,063	-
Capex line of credit	655	-
Current portion of capital lease obligation	18	87
Current portion of long-term debt	1,109	909
Total current liabilities	17,481	11,801
Capital lease obligation, less current portion	18	37
Long-term debt, less current portion, net of debt issuance costs	13,771	8,546
Total liabilities	31,270	20,384

Shareholders’ equity:
Preferred shares, authorized 1,000,000 shares, no par value:
35 Series A shares at $1,000 stated value issued and outstanding at September 30, 2019 and at September 30, 2018	35	35
Common shares, no par value:
Authorized 19,000,000 shares; 10,510,694 issued and outstanding at September 30, 2019 and 10,245,277 at September 30, 2018	2,589	2,523
Additional paid-in capital	25,183	24,557
Accumulated deficit	(17,097)	(16,231)
Total shareholders’ equity	10,710	10,884
Total liabilities and shareholders’ equity	$41,980	$31,268

  BIOANALYTICAL SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP EARNINGS

(In thousands)
(Unaudited)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2019	2018	2019	2018

GAAP Net income (loss)	$290	$(200)	$(790)	$(194)

Add back: Interest expense	216	125	642	274
Income taxes (benefit) expense	2	1	4	(60)
Depreciation and amortization	666	726	2,673	1,875
Stock option expense	82	32	278	134
Acquisition and integration costs	174	345	568	395

Adjusted EBITDA	$1,430	$1,029	$3,375	$2,424

Adjusted EBITDA - Earnings before interest expense, income taxes (benefit) expense, depreciation and amortization, stock option expense and non-recurring acquisition and integration costs.